Exhibit 99.1

AcelRx Pharmaceuticals Reports Third Quarter 2019 Financial Results

Exceeded 125 REMS-certified facilities two months ahead of year-end goal

105 formulary approvals through October 31

$80.4 million of cash and short-term investments at September 30, 2019

REDWOOD CITY, Calif., November 6, 2019 – AcelRx Pharmaceuticals, Inc. (Nasdaq: ACRX), (AcelRx), a specialty pharmaceutical company focused on the development and commercialization of innovative therapies for use in medically supervised settings, today reported its third quarter 2019 financial results.

“Achieving 125 REMS-certified facilities two months ahead of our year-end goal demonstrates healthcare providers’ increasing interest in DSUVIA,” said Vince Angotti, Chief Executive Officer of AcelRx. “We also expect to achieve our year-end objective of 125 formulary approvals and anticipate expanded use across a variety of healthcare settings as the feedback on DSUVIA® from healthcare professionals continues to be very positive,” continued Angotti.

Third Quarter and Recent Highlights

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130 healthcare facilities are now REMS-certified and able to purchase DSUVIA and 105 formulary approvals have been achieved through October 31, 2019; approximately 60% of REMS certifications and formulary approvals have occurred since the date of the Company’s last earnings call

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AcelRx was selected to present at one of the two plenary sessions of the 2019 Military Health System Research Symposium; the presentation was entitled "Pooled Safety Analysis of Patients Who Were Exposed to < 300 mcg vs. ≥300 mcg of Sublingual Sufentanil in a 24 Hour Period for Treatment of Acute Pain"

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Pooled dosing and efficacy data from use of the sufentanil sublingual tablet (SST) 30 mcg among multiple demographic subgroups (age, sex, race, and body mass index) was accepted for publication in the Journal of PeriAnesthesia Nursing to aid nurses in understanding the effectiveness and duration of action of SST 30 mcg in the management of moderate-to-severe acute pain across a variety of patient demographics

Financial Information

●	Cash, cash equivalents and short-term investments balance of $80.4 million as of September 30, 2019;

●

Combined R&D and SG&A expenses for the third quarter of 2019 totaled $12.0 million compared to $8.8 million for the third quarter of 2018. Excluding stock-based compensation expense, these amounts were $10.7 million for the third quarter of 2019 compared to $7.1 million for the third quarter of 2018. R&D and SG&A expenses for the first nine months of 2019 totaled $35.8 million compared to $23.6 million in the first nine months of 2018. Excluding stock-based compensation expense, these figures were $32.3 million for the first nine months of 2019 compared to $19.9 million for the first nine months of 2018. The increase in R&D and SG&A expenses is primarily due to increased personnel-related expenses for the commercial launch of DSUVIA. See the “Reconciliation of Non-GAAP Financial Measures” table below for a reconciliation of the non-GAAP operating expenses described above to their related GAAP measures;

●	Net cash outflow for the third quarter of 2019 was $11.1 million, which included $0.6 million in debt service;

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For the third quarter of 2019, net loss was $12.7 million, or $0.16 per basic and diluted share, compared to $12.5 million, or $0.21 per basic and diluted share, for the third quarter of 2018. Net loss for the first nine months of 2019 was $38.8 million, or $0.49 per basic and diluted share, compared to $34.6 million, or $0.64 per basic and diluted share, for the prior year period.

Webcast and Conference Call Information

As previously announced, AcelRx will host a live webcast Wednesday, November 6, 2019 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss these financial results and provide other corporate updates. The webcast is accessible by visiting the Investors page of the Company's website at www.acelrx.com and clicking on the webcast link. The webcast will be accompanied by a slide presentation. Investors who wish to participate in the conference call may do so by dialing (866) 361-2335 for domestic callers, (855) 669-9657 for Canadian callers or (412) 902-4204 for international callers. A webcast replay will be available on the AcelRx website for 90 days following the call by visiting the Investor page of the Company's website at www.acelrx.com.

About DSUVIA (sufentanil sublingual tablet), 30 mcg

DSUVIA®, known as DZUVEO™ in Europe, approved by the FDA in November 2018, is indicated for use in adults in certified medically supervised healthcare settings, such as hospitals, surgical centers, and emergency departments, for the management of acute pain severe enough to require an opioid analgesic, and for which alternative treatments are inadequate. DSUVIA was designed to provide rapid analgesia via a non-invasive route and to eliminate dosing errors associated with intravenous (IV) administration. DSUVIA is a single-strength solid dosage form administered sublingually via a single-dose applicator (SDA) by healthcare professionals. Sufentanil is an opioid analgesic previously only marketed for IV and epidural anesthesia and analgesia. The sufentanil pharmacokinetic profile when delivered sublingually avoids the high peak plasma levels and short duration of action observed with IV administration. The European Commission approved DZUVEO for marketing in Europe in June 2018 and the Company is currently in discussions with potential European marketing partners.

For more information, please visit www.DSUVIA.com.

About AcelRx Pharmaceuticals, Inc.
AcelRx Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of innovative therapies for use in medically supervised settings.  AcelRx's proprietary, non-invasive sublingual formulation technology delivers sufentanil with consistent pharmacokinetic profiles. The Company has one approved product in the U.S., DSUVIA® (sufentanil sublingual tablet, 30 mcg), known as DZUVEO™ in Europe, indicated for the management of acute pain severe enough to require an opioid analgesic for adult patients in certified medically supervised healthcare settings, and one product candidate, Zalviso® (sufentanil sublingual tablet system, SST system, 15 mcg), an investigational product in the U.S., is being developed as an innovatively designed patient-controlled analgesia (PCA) system for reduction of moderate-to-severe acute pain in medically supervised settings. DZUVEO and Zalviso are both approved products in Europe.

For additional information about AcelRx, please visit www.acelrx.com.

Non-GAAP Financial Measures
To supplement AcelRx's financial results and guidance presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures in this press release, in particular, excluding stock-based compensation expense from its operating expenses. The Company believes that these non-GAAP financial measures provide useful supplementary information to, and facilitate additional analysis by, investors and analysts. In particular, the Company believes that these non-GAAP financial measures, when considered together with the Company's financial information prepared in accordance with GAAP, can enhance investors' and analysts' ability to meaningfully compare the Company's results from period to period and to its forward-looking guidance. In addition, these types of non-GAAP financial measures are regularly used by investors and analysts to model and track the Company's financial performance. AcelRx's management also regularly uses these non-GAAP financial measures internally to understand, manage and evaluate the Company's business and to make operating decisions. Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with AcelRx's condensed consolidated financial statements prepared in accordance with GAAP. The non-GAAP financial measures in this press release and the accompanying tables have limits in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to anticipated formulary approvals and use of DSUVIA. These and any other forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking terminology such as “believes,” “expects,” “anticipates,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or the negative of these words or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied by such statements. Although it is not possible to predict or identify all such risks and uncertainties, they may include, but are not limited to, those described in the Company’s annual, quarterly and current reports (i.e., Form 10-K, Form 10-Q and Form 8-K) as filed or furnished with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date such statements were first made. To the degree financial information is included in this press release, it is in summary form only and must be considered in the context of the full details provided in the Company’s most recent annual, quarterly or current report as filed or furnished with the SEC. The Company’s SEC reports are available at www.acelrx.com under the “Investors” tab. Except to the extent required by law, the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

Media Contacts: Theresa Dolge, Evoke 215-928-2748 theresa.dolge@evokegroup.com	Investor Contacts: Raffi Asadorian, CFO, AcelRx investors@acelrx.com

Jessica Ross, Evoke 215-928-2346 jessica.ross@evokegroup.com	Brian Korb, Solebury Trout 646-378-2923 investors@acelrx.com

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Selected Financial Data
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2019	2018	2019	2018
Statement of Comprehensive Loss Data

Revenue:
Net product sales	$116	$-	$218	$-
Collaboration agreement	492	177	1,596	802
Contract and other	-	200	-	736
Total revenue	608	377	1,814	1,538

Operating costs and expenses:
Cost of goods sold (1)	2,148	875	5,188	2,738
Research and development (1)	1,058	3,642	3,598	10,433
Selling, general and administrative (1)	10,936	5,188	32,241	13,117
Total operating costs and expenses	14,142	9,705	41,027	26,288
Loss from operations	(13,534)	(9,328)	(39,213)	(24,750)

Other income (expense):
Interest expense	(828)	(529)	(1,704)	(1,758)
Interest income and other income (expense), net	645	312	1,728	643
Non-cash interest income (expense) on liability related to sale of future royalties	986	(2,913)	375	(8,724)
Total other income (expense)	803	(3,130)	399	(9,839)
Provision for income taxes	-	-	(3)	(2)
Net loss	$(12,731)	$(12,458)	$(38,817)	$(34,591)

Basic and diluted net loss per common share	$(0.16)	$(0.21)	$(0.49)	$(0.64)

Shares used in computing basic and diluted net loss per common share	79,461	60,004	79,053	54,292

(1)	Includes the following non-cash, stock-based compensation expense:

Cost of goods sold	$68	$119	$197	$280
Research and development	242	769	699	1,578
Selling, general and administrative	1,016	920	2,883	2,078
Total	$1,326	$1,808	$3,779	$3,936

	September 30, 2019	December 31, 2018
Selected Balance Sheet Data
Cash, cash equivalents and investments	$80,400	$105,715
Total assets	104,978	120,533
Total liabilities	133,252	116,280
Total stockholders' (deficit) equity	(28,274)	4,253

Reconciliation of Non-GAAP Financial Measures
(Operating Expenses less associated stock-based compensation expense)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2019	2018	2019	2018

Operating expenses (GAAP):
Research and development	$1,058	$3,642	$3,598	$10,433
Selling, general and administrative	10,936	5,188	32,241	13,117
Total operating expenses	11,994	8,830	35,839	23,550
Less associated stock-based compensation expense	1,258	1,689	3,582	3,656
Operating expenses (non-GAAP)	$10,736	$7,141	$32,257	$19,894